Exhibit 10.43

Investigator Initiated Study Agreement (Drug)

This Agreement is entered into by and between Thomas Jefferson University, a Pennsylvania non-profit corporation, with an address at Office of Research Administration, 125 South 9th Street, Second Floor Sheridan Philadelphia, PA 19107, hereinafter called “Institution,” and BriaCell Therapeutics, a corporation with its principal office and place of business at 820 Heinz Avenue, Berkeley, CA 94710, hereinafter called “Sponsor.”

Background

Institution has entered or will enter into a separate agreement with MERCK SHARP & DOHME CORP. (hereinafter (“Merck”), whose drug Pembrolizumab (MK-3475) (the “Merck Drug”) is being used in the Study in combination with the BriaCell Drug (WV-BR-1-GM), relative to Merck’s support for the Study (hereinafter “Merck Agreement”);

The research program contemplated by this Agreement is of mutual interest and benefit to the Institution and to the Sponsor, and will further the Institution’s instructional and research objectives in a manner consistent with its status as a non-profit, tax-exempt, educational institution. In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows; and

BriaCell, consistent with its commitment to clinical research, wishes to provide certain support to Institution on the terms and conditions described in this Agreement.

Terms

1.	Scope of Work

The Institution shall carry out the research (“Study”) set forth in the Protocol entitled “A Phase I/II Study of the SV-BR-1-GM Regimen in Metastatic Breast Cancer Patients with HLA match in Combination with Pembrolizumab” MISP #58523 (the “Protocol”) and attached hereto as Exhibit A (“Protocol”) in accordance with this Agreement. The Protocol is incorporated into this Agreement by reference. In the event of any inconsistency between this Agreement and the Protocol, the terms of this Agreement shall govern. Changes in the Protocol may be made only through prior written Agreement between the Sponsor and the Institution. Sponsor agrees that the Protocol shall be amended to the extent Institution’s Institutional Review Board (“IRB”) makes or conditions other requirements. In such an event, Sponsor shall have the right within thirty (30) days after notification of such, to terminate the Agreement. The parties agree that approval of the Protocol by Institution’s IRB is a condition precedent to the parties’ rights and duties hereunder with respect to such Protocol. Work shall not begin until such time as all IRB requirements are fully met. Institution represents and certifies that the terms and conditions of the Merck Agreement are consistent with BriaCell’s rights hereunder and do not conflict with the terms and conditions of this Agreement.

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2.	Principal Investigator

Institution’s Principal Investigator is Saveri Bhattacharya, DO an employee of Institution, hereinafter called “Principal Investigator”, who will be responsible for the direction of the Study in compliance in all material respects with the Protocol, applicable Institution policies, generally accepted standards of good clinical practice, all applicable local, state and federal laws and regulations governing the performance of clinical investigations. If for any reason, the above named individual is unwilling or unable to continue to serve as Principal Investigator and a successor, acceptable to both the Institution and the Sponsor is not available, this Agreement may be terminated as provided in Article 14. Approval of a successor shall not be unreasonably withheld by either party.

3.	Performance Period

The effective period of this Agreement will be from the date of execution of this Agreement and will continue until completion of the obligations established in this Agreement and the Protocol unless otherwise terminated in accordance with Article 14. The effective period may be extended by the mutual written consent of the parties hereto, as provided in Article 25. The Study may not begin until approval is received from the Institution’s IRB and this Agreement is fully executed by Institution and Sponsor, and is signed and acknowledged by the Principal Investigator.

4.	COST AND PAYMENT

A.	As consideration for performance under the terms of this Agreement, Sponsor shall pay the Institution a total in accordance with the attached budget. Payment shall be made to the Institution according to the attached budget appended hereto and incorporated herein by reference. All costs outlined on the budget shall remain firm for the duration of the Study, unless otherwise agreed in writing by the Institution and Sponsor. If not separately listed in the budget for payments to Site, an IRB fee of $3,200 will be assessed by Site for initial IRB review and approval. An IRB fee of $1,100 will be assessed by Site for any amendment requiring full IRB review. Sponsor will reimburse Site upon receipt of invoice.

B.	Checks will be made payable to: “Thomas Jefferson University.” Checks or accompanying letter will reference this Agreement and the Principal Investigator’s name and will be sent to:

Thomas Jefferson University

125 S. 9th Street

Second Floor Sheridan

Philadelphia, PA 19107

Institution Tax Identification Number - 23-1352651

5.	Recordkeeping

A.	The Institution and the Principal Investigator shall prepare and maintain records, reports and data for a period of two (2) years following the FDA’s approval of the Study Drug, or after the investigation of the Study Drug has ended, pursuant to U.S. 21 CFR 312.62 Sponsor shall notify Institution promptly following the FDA’s approval, or after the investigation of the Study Drug has so ended.

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B.	Institution shall cooperate with the lawful and proper requests of any regulatory authority with appropriate jurisdiction and allow them reasonable access to relevant study records and data.

C.	Institution shall cooperate with Sponsor in making records, reports and data developed under this Agreement available to the Sponsor upon reasonable advance notice during Institution’s normal business hours. Sponsor may utilize all data and results for any reasonable purpose, including regulatory submissions.

D.	For each research subject participating in the Study, Principal Investigator shall prepare and submit to Sponsor all original case report forms as required by the Protocol. Such case report forms shall be the property of Sponsor and a copy to be retained by the Institution. Institution retains ownership of all medical records.

6.	Material Transfer

A.	During the course of the Study, Sponsor will provide and deliver to Institution study drug or drugs SV-BR-1-GM as Sponsor determines necessary for the conduct of the Study (the “Study Drug(s)”) at no expense to Institution. Upon termination of the Study or this Agreement, Sponsor shall notify Institution if the Study Drugs provided by Sponsor should be promptly returned to Sponsor at Sponsor’s expense. If Institution does not receive such notice, the Study Drugs may be retained, used or destroyed at Sponsor’s expense.

B.	Institution and Investigator: (i) shall use the Study Drug only to conduct the Study in accordance with the Protocol; (ii) shall not modify the Study Drug, except if specifically required by the Protocol; and (iii) shall handle, store, and ship or dispose and destroy the Study Drug in compliance in all material respects with applicable local, state, and federal laws, rule, and regulations.

C.	Sponsor represents and warrants that it is in compliance with federal, state, and local legal requirements relating to the manufacture and formulation of the Study Drug. Sponsor shall report to Institution any adverse events or findings of which Sponsor becomes aware relating to the Study Drug and shall furnish a copy of any safety report to Institution at the time it is furnished to the FDA. Sponsor also agrees to notify Institution of any events or concerns about the safety of Study Drug that arise during the term of this Agreement even if these events or concerns do not meet the definition of an adverse event requiring notification to the FDA.

D.	The Institution shall report any adverse events or adverse drug reactions (each as defined in the Protocol) that arise in relation to the Study to (i) the relevant Regulatory Authorities in accordance with the Applicable Laws; and (ii) any overseeing Institutional Review Board and (iii) the Sponsor in accordance with the protocol. The Institution shall provide the Sponsor with any suspected and unexpected serious adverse drug reactions (SUSARs) in expedited manner at the same time these are reported to regulatory authority and/or IRB.

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7.	Confidential Information

A.	For purposes of the Agreement, “Confidential Information” means confidential information of Sponsor directly related to the Study that is disclosed to Institution by Sponsor in writing and conspicuously marked as confidential and proprietary at the time of disclosure, or, if disclosed visually or orally, is stated to be confidential and proprietary at the time of disclosure and confirmed by a written summary describing the information in reasonable detail delivered by Sponsor to Institution within fifteen (15) days after disclosure given the understanding that failure to do so does not constitute a designation of non-confidentiality, when the confidential nature is apparent from context and subject matter. Sponsor shall not disclose confidential information to the Institution unless it is necessary and essential to the Study. Institution shall protect Sponsor’s Confidential Information with the same degree of care as Institution’s own confidential information. The Institution retains the right to refuse to accept any Confidential Information that the Principal Investigator does not consider to be essential to the performance of the Study.

B.	All information supplied by Institution to Sponsor, including, but not limited to, the Protocol are considered confidential and shall remain the sole property of the Institution (“Institution’s Confidential Information”). Sponsor shall treat Institution’s Confidential Information with the same degree of care as its own Confidential Information.

C.	The parties’ obligations of confidentiality will exist during the performance of this Agreement and for three (3) years following termination or expiration of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement or the markings on any document disclosed by Sponsor, Confidential Information does not include information that:

(i)	information that is reasonably required by scientific standards for publication of the Study results, or any information that is necessary for other scholars to verify the results of the Study;

(ii)	information that is in the public domain at the time Sponsor discloses it to Principal Investigator or that thereafter enters the public domain through no fault of Principal Investigator;

(iii)	information that was known to Principal Investigator or to Institution before the date Sponsor discloses it to Principal Investigator, or that becomes known to Principal Investigator or the Institution through a third party having an apparent bona fide right to disclose the information;

(iv)	information that is independently developed by Institution personnel;

(vi)	information that is disclosed by Principal Investigator or Institution in accordance with the terms of Sponsor’s written approval; and

(vii)	information that is required to be disclosed for compliance with any federal, state or local law or regulation, or required to be disclosed by a court of law or governmental authority.

Notwithstanding the foregoing, Sponsor shall cooperate and authorize release of data, which is the subject of this Study, to Institution’s internal committees as required by accrediting agencies or other governmental agencies. If required to report such data to any governmental authority or agency, Institution shall use reasonable efforts to maintain the confidentiality of such data. Institution reserves the right to disclose such Confidential Information to third party payors or government agencies as necessary in order to obtain reimbursement for medical services provided to Study subjects that are not otherwise reimbursed by the Sponsor.

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D.	In the event the Sponsor shall come into contact or otherwise have access to Study subject’s medical records, the Sponsor shall hold in confidence the identity of the subject and shall comply with all applicable law(s) regarding the confidentiality of such records. Sponsor will review and approve the Informed Consent document. Sponsor agrees that, should Sponsor gain access to any protected health information of Study subjects, Sponsor will treat such protected health information in accordance with the Informed Consent document, any Authorization document, and all applicable federal, state, and local laws and regulations governing the confidentiality and privacy of individually identifiable health information, including without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and any regulations promulgated thereunder. If Sponsor gains access to any protected health information that is not covered by the Informed Consent or Authorization, Sponsor shall hold such information in the strictest confidence, shall not remove records containing such information from the Institution and, if inadvertently removed, shall immediately return any records containing such information to the Institution. In no event shall Sponsor use or disclose protected health information for any purpose other than as specifically set forth in the aforementioned Informed Consent and/or authorization. Sponsor must report to Institution any use or disclosure of which Sponsor becomes aware not provided for in the Informed Consent and/or authorization.

E.	The parties agree to take such additional steps and/or to negotiate such amendments to the Agreement as may be required to ensure that the parties are and remain in compliance with the HIPAA regulations and official guidance.

F.	All protected health information shall be treated as confidential by Institution in accordance with all applicable federal, state or local laws and regulations governing the confidentiality and privacy of individually identifiable health information, including without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and any regulations and official guidelines promulgated thereunder.

8.	Data, Publications

A.	The Principal Investigator and Institution shall be free to publish and present the results and data of the Study in accordance with the following:

i.	At least thirty (30) days prior to submitting a manuscript or abstract for publication or presentation Principal Investigator will submit to Sponsor a copy of the abstract, manuscript or presentation for review and comment, which comments will be given due consideration by Principal Investigator. Sponsor shall have thirty (30) days to review and respond to Institution with comments. Sponsor may request Institution to remove any Confidential Information, however, other than ensuring the protection of Confidential Information, Sponsor shall not exercise editorial control over the publication. In addition, Principal Investigator shall delay any proposed publication/presentation an additional thirty (60) days in the event Sponsor so requests in writing to enable Sponsor to secure patent or other proprietary protection of any inventions or discoveries in such publication/presentation.

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ii.	Any such publication or presentation shall acknowledge, if appropriate, the contribution of Sponsor, its employees, agents and representatives.

Notwithstanding the foregoing, the Institution and Principal Investigator shall have the right to publish the results of the Study and any background information provided by Sponsor that is necessary to include in any publication of research results or necessary for other scholars to verify such Study results.

9.	Patents and Inventions

A.	Study Drug

Sponsor shall own improvements, which include new formulations, or new dosages of the Study Drug (“Study Drug Improvements”) or enhancements in the operation, cost of operation, manufacture, or packaging of the Study Device (“Study Device Improvements”), which are conceived and /or reduced to practice in the performance of the Clinical Trial during the term of this Agreement. Sponsor shall grant Institution a non-exclusive, royalty-free, nonsublicensable, non-transferable license to use such Study Drug or Study Device Improvement for its internal, non-commercial, academic research purposes and patient care.

B.	Research Results

Institution retains ownership of all data, data analysis, test results, medical records, laboratory notes and notebooks, techniques, progress reports, and any other results (collectively “Research Results”) that are obtained in Institution’s performance of the Clinical Trial. Institution shall grant Sponsor a non-exclusive, royalty-free, worldwide, non-transferable, nonsublicensable license to use Research Results. BriaCell acknowledges and agrees that Institution will share such Study data and results with Merck in accordance with the Merck Agreement, provided that Institution shall not share any data and results with Merck that relate solely to the BriaCell Drug. Except for Merck and other than through the publication process outlined in this Article 8, Institution agrees not to provide any other commercial third party with access to or with the right to use the data or results for any purpose without the written permission of BriaCell which shall not be unreasonably withheld.

Sponsor shall consult with Institution’s Innovation Pillar for a license to use Research Results that support patentable Institution Inventions or Joint Inventions or copyrighted or copyrightable works of the Institution, as defined under Inventions.

C.	Inventions and Invention Disclosure

Inventions as referenced herein do not include Study Drug Improvements or Study Device Improvements but shall include any discovery, which shall include any new use or indication of the Study Drug or Study Device that is outside the direct scope of the Study Drug or Study Device, method, tangible research material, development, know-how, design or process conceived and/or reduced to practice in the performance of the Clinical Trial during the term of this Agreement.

Inventions shall include, but not be limited to, all United States and foreign patent applications claiming said patentable inventions, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to said patentable Inventions), and foreign equivalents thereof, as well as any patents issued thereon or reissues or reexaminations thereof.

Inventions also include all significant copyrightable software created in the conduct of the Clinical Trial during the term of this Agreement.

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Except for Study Drug or Study Device Improvements, inventorship on Inventions, whether or not patentable, that are conceived and/or reduced to practice in the performance of the Clinical Trial shall be determined in accordance with the principles of United States patent law and ownership shall follow inventorship. Employees of Institution have an obligation to assign their intellectual property rights to Institution.

Inventions conceived and/or reduced to practice solely by Institution employees in the performance of the Clinical Trial shall belong to Institution (“Institution Inventions”). Institution shall retain all right, title and interest in and to the Institution Inventions.

Inventions conceived and/or reduced to practice solely by Sponsor employees in the performance of the Clinical Trial shall belong to Sponsor (“Sponsor Inventions”). Sponsor shall retain all right, title and interest in and to the Sponsor Inventions and in and to Study Drug or Study Device Improvements.

Inventions conceived and/or reduced to practice jointly by Institution employees and by Sponsor employees in the performance of the Clinical Trial shall belong jointly to Institution and Sponsor (“Joint Inventions”). Institution and Sponsor shall have an undivided, half interest in and to the Joint Inventions.

Institution’s Innovation Pillar shall promptly notify Sponsor upon receipt of an invention disclosure on an Institution Invention or a Joint Invention. Institution may disclose Institution Inventions (excluding BriaCell Drug Inventions, defined below) to Merck at the same time as they disclose them to BriaCell.

Therapies that involve the use of the BriaCell Drug in combination (i.e. concurrently, concomitantly, sequentially, etc.) with the Merck Drug, including without limitation, therapeutic uses, indicators of response and methods related to such combined use of the Merck Drug and the BriaCell Drug shall be referred to herein as “Other Inventions”. Institution shall promptly disclose any Other Inventions to BriaCell in writing. Institution hereby grants to BriaCell a paidup, non-exclusive royalty free, sub-licensable, worldwide license to all Other Inventions for any legitimate business purpose. In addition, Institution hereby grants to BriaCell a co-exclusive (with Merck) option to obtain a co-exclusive (with Merck) license to all Other Inventions for any legitimate business purpose.

D.	Patent Prosecution

Sponsor shall advise Institution in writing, no later than sixty (60) days following notification of an invention disclosure by Institution’s Innovation Pillar, whether it requests Institution to file and prosecute patent applications on such Institution Invention or Joint Invention at Sponsor’s expense. If Sponsor does not request Institution to file and prosecute such patent applications within 60 days following notification of the invention disclosure, Institution may at its discretion proceed with such preparation and prosecution at its own cost and expense; but such patent applications shall be excluded from Sponsor’s option described below.

Institution shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to such Institution Invention or Joint Invention. With regard to any patent applications filed at the written request and expense of Sponsor, Institution will consult with Sponsor on patent prosecution, and Sponsor shall have the opportunity to provide comment, in a timely manner, on such patent prosecution and maintenance. Sponsor shall reimburse Institution within thirty (30) days upon receipt of invoice for all documented expenses incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents that Sponsor has requested Institution to prosecute.

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E.	Licenses and Options

Upon Institution’s Innovation Pillar notifying Sponsor of an invention disclosure on an Institution Invention or a Joint Invention, and to the extent owned and controlled by Institution and available for licensing, Institution shall grant Sponsor (i) a non-exclusive, worldwide, royaltyfree, non-transferable, non-sublicensable license and (ii) a sixty (60) day option (the “Option Period”) to negotiate an exclusive, worldwide, royalty-bearing, fully sublicensable license to the Institution Invention or Institution’s rights in the Joint Invention. Sponsor shall exercise the option by written notification to Institution’s OTT prior to the expiration of the 60 day Option Period and the parties shall then commence good faith negotiation, not to exceed six (6) months (the “Negotiation Period”) from the date Institution receives Sponsor’s written notification exercising the option, to determine the terms of an exclusive commercial license agreement. If Sponsor does not exercise the option, or if Sponsor and Institution fail to execute an exclusive license agreement within three (3) months following the expiration of the Negotiation Period, Institution shall be free to license the Institution Invention or Institution’s rights in Joint Inventions to any party upon such terms as Institution deems appropriate.

Sponsor shall keep Researcher fully informed, on at least an annual basis, as to the commercial development of any Joint Inventions (the “Annual Joint Invention Report”). If the Joint Invention is licensed, sublicensed, assigned or otherwise transferred to a party, Researcher shall be entitled to share in the compensation or fees received by Sponsor on terms to be negotiated by Researcher and Sponsor (“Joint License Fees”). To the extent a Joint Invention is developed such that Sponsor receives any compensation, fees, royalties or other consideration of which the Joint Invention is a part, Researcher shall share in such consideration on terms to be negotiated (“Joint Revenue”). If within the Option Period, Sponsor desires an Exclusive License to Researcher’s rights in the Joint Invention, then Sponsor shall exercise this option during the Option Period and if an Exclusive License is executed, there shall be no Annual Joint Invention Report, Joint License Fees or Joint Revenues and the terms of the Exclusive License shall control.

Upon exercising the option, Sponsor shall be responsible for patent expenses that it has requested Institution to file on the Institution Invention or Joint Invention during the Option Period, Negotiation Period, and the 3 months following the expiration of the Negotiation Period when both parties are in the process of executing the exclusive license agreement.

Any license granted to Sponsor shall be subject to Institution’s right to use and permit other non-profit organizations to use Institution Inventions and Joint Inventions for educational and research purposes and patient care, and, if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

10.	Use of the Institution’s or Sponsor’s Name (Advertising)

The Institution and the Sponsor will obtain prior written permission from each other before using the name, symbols, logotypes and/or marks of the other in any form of publicity in connection with the Study. This shall not include legally required disclosure by the Institution or Sponsor that identifies the existence of the Agreement. Further, Sponsor’s use of the name, symbols and/or marks of Institution, or names of Institution’s employees, shall be limited to identification of Institution as the Study site and the Study staff as participants in the Study. Notwithstanding the forgoing, Institution may disclose the title of the Study, the funding amount and the identity of the Sponsor in federal grant applications or to fulfill internal reporting requirements.

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11.	Notice

Any notice shall be sent to the following addresses, with a copy also sent to the designated facsimile number. Notice shall be effective on the date of receipt.

Institution:	Thomas Jefferson University
Office of Research Administration
125 South 9th Street
Second Floor Sheridan
Philadelphia,PA 19107
Attention: Director

FAX: 215-503-2365

Principal Investigator:	Saveri Bhattacharya, DO
1015 Chestnut Street, Suite 700
Philadelphia, PA 19107

Sponsor:	BriaCell Therapeutics
820 Heinz Avenue
Berkeley, CA 94710

12.	Indemnification

A. Sponsor agrees to indemnify, defend and hold harmless the Institution and its affiliates, Thomas Jefferson University Hospitals, Inc. and Jefferson University Physicians, IRB and each of their trustees, officers, staff, agents, employees, and Principal Investigator from any and all liabilities for: (a) personal injury (including death) or property damage arising out of or in connection with performance of the Study; (b) any type of claim or theory of product liability (including, without limitation, actions in tort, warranty or strict liability); (c) any patent infringement action relating, to Sponsor’s drugs, compounds or products used in the Study; or (d) Sponsor’s breach of its duties or obligations under this Agreement.

B. The obligation of indemnification under this section shall not apply to the extent that liabilities are caused by (i) a failure of the Institution and/or Principal Investigator to use the Study Drug in accordance with the Protocol or other written instructions of Sponsor or (ii) the negligence or willful misconduct of the Principal Investigator or any other employee of Institution.

C. Institution must promptly notify Sponsor of any claim or suit against any party to be indemnified hereunder, must allow Sponsor to have full control of any disposition or settlement of such claim or suit, and must fully cooperate with Sponsor regarding such disposition or settlement.

D. Sponsor shall not dispose or settle any claim admitting liability on the part of the Institution without Institution’s prior consent.

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13.	Insurance

Sponsor will maintain at all times a policy or policies of comprehensive general liability Insurance at levels sufficient to support the indemnification obligations in this Agreement.

This includes broad form and contractual liability and product liability, in a minimum amount of $1,000,000 per single occurrence and $5,000,000 in the aggregate with respect to personal injury, bodily injury and property damage. Sponsor will provide Institution with a certificate of insurance evidencing such coverage at the request of Institution.

14.	Subject Injury (Not Applicable)

15.	Termination

A.	This Agreement may be terminated by either party for any reason upon thirty (30) days prior written notice, or in the manner and for the reason described in Article 2.

B.	Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties under Articles 4, 5, 6, 7, 8, 9, 10, 11, 12, and 13 survive the termination or expiration of this Agreement.

16.	Applicable Law

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its principles of conflict of law.

17.	No Agency

The parties, in rendering performance under this Agreement, are each acting and shall act solely as independent contractors. Neither party shall undertake by this Agreement or otherwise to perform any obligation of the other party, whether by regulation or contract. In no way shall either party be construed as the agent or to be acting as the agent of the other party in any respect, any other provisions of this Agreement notwithstanding. Neither party shall enter into any Agreement or incur any obligations on behalf of the other party, nor commit the other party in any manner without such party’s prior written consent. Neither party shall be deemed an employee of the other for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits, or otherwise.

18.	No Assignment

Neither party to this Agreement may, without the prior written consent of the non-assigning party, assign, transfer, subcontract, or sublicense this Agreement or any obligation hereunder. Any attempt to do so in contravention of the Paragraph shall be void and of no force and effect.

19.	Force Majeure

Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accident, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrence.

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20.	Debarment

Institution will not use in any capacity the services of any individual, corporation, partnership or association which:

(1)	has been debarred under 21 U.S.C. 335a

(2)	disqualified as a clinical investigator under the provision of 21 C.F.R. 312.70.

In the event that Institution becomes aware of the debarment or disqualification of any such individual, corporation, partnership or association providing services under this Agreement, Institution shall notify Sponsor.

21.	Multiple Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

22.	Section Headings: Exhibits

The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The exhibits referred to herein and attached hereto, or to be attached hereto, are incorporated herein to the same extent as if set forth in full herein.

23.	Neutral Construction

The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party warrants and represents that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

24.	No Waiver

No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. The terms and conditions of this Agreement may be waived or amended only in writing and only by the party that is entitled to the benefits of the term(s) or condition(s) being waived or amended. A waiver by either of the parties hereto of any of the covenants, conditions, or Agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or Agreement herein contained (whether or not the provision is similar). Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

25.	Unenforceability

If any provision of this Agreement or any word, phrase, clause, sentence, or other portion thereof should be held to be unenforceable or invalid for any reason, then provided that the essential consideration for entering into this Agreement on the part of any party is not unreasonably impaired, such provision or portion thereof shall be modified or deleted in such manner as to render this Agreement as modified legal and enforceable to the maximum extent permitted under applicable laws.

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26.	Entire Agreement

Each party to this Agreement acknowledges that this Agreement constitutes the entire Agreement of the parties with regard to the subject matters addressed in this Agreement, that this Agreement supersedes all prior or contemporaneous Agreements, discussions, or representations, whether oral or written, with respect to the subject matter of this Agreement, and that this Agreement cannot be varied, amended, changed, waived, or discharged except by a writing signed by all parties hereto. Each party to this Agreement further acknowledges that no promises, representations, inducements, Agreements, or warranties, other than those set forth herein, have been made to induce the execution of this Agreement by said party, and each party acknowledges that it has not executed this Agreement in reliance on any promise, representation, inducement, or warranty not contained herein. The parties agree that in the event of a conflict between the Protocol and this Agreement, the terms of this Agreement shall govern, except in the case of matters relating directly to clinical procedures, with respect to which the terms of the Protocol shall prevail.

27.	Authority To Enter Into Agreement

The parties and their representatives signing this Agreement hereby acknowledge and represent that the representatives signing this Agreement are duly authorized agents of the parties hereto and are authorized and have full authority to enter into this Agreement on behalf of the parties for whom they are signing.

In Witness Whereof, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

28.	Export Control

28.1 Fundamental Research Limitation. The research developed and delivered by Collaborators under Research Project performed under the Research Project in accordance with this Agreement, including all research data, inventions, discoveries, copyrightable works, software, tangible materials and information, will be confined to “fundamental research” as defined by International Traffic in Arms Regulations and Export Administration Regulations (collectively, “Export Control Regulations”) and will therefore not be restricted under the Commerce Control List of the Export Control Regulations or the US Munitions List of the International Traffic in Arms Regulations. Further, Institutions’ faculty and/or students who are “foreign persons” shall not be restricted from participating in these research efforts pursuant to a Research Project under this Agreement and should therefore not be subject to Export Control.

Should Jefferson believe at some point that materials which are being developed under a Research Project subject to the terms of this Agreement are deemed “export controlled”, Jefferson shall be required to provide specific information to the appropriate authorities as to the regulation under which the materials are classified as controlled.

28.2 Restricted Research. Should the Parties agree to conduct research that is not considered fundamental research as defined in US 15 Code of Federal Regulations Section 734.8 that is restricted in accordance with applicable export control laws, the Parties will negotiate terms under a joint working statement consistent with the handling and disclosure of data under terms more appropriate to restricted research.

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28.3 Exchange of Data. Either Party may make any use of any data of the other Party as it is required for purposes of fulfilling its responsibilities under the Agreement, subject to export control requirements and the US Government’s right to designate materials as classified. Where the Government wishes to make a non-public disclosure to an employee of the Parties designated as Proprietary Information, the US Government will first require the Institution to execute on behalf of the employee(s) a Non-Disclosure Agreement limiting the recipient’s use to be for purposes of fulfilling its responsibilities under this. Absent actual knowledge to the contrary, data that is not marked as being protected in accordance with the terms of this Agreement, shall be presumed to be unprotected and releasable to which the US Government will have unlimited rights.

28.4 Software. To the extent not otherwise governed by US Patents and Copyrights laws and subject to export control requirements and US Government designated classified material guidelines, the developing Party will provide the other Party with the executable code, and minimum support documentation needed by a competent user to use software created in performance of a Research Project or for a joint working agreement under this Agreement for the sole purpose of performing the joint working agreement under this Agreement.

THOMAS JEFFERSON UNIVERSITY		BriaCell Therapeutics Corporation

By:	Ronald F. Polizzi	By:	William V. Williams
	(signature)		(signature)

	Ronald F. Polizzi		William V. Williams
	(print or type name)		(print or type name)

Title:	Director, JCRI Business Operations	Title:	President and CEO
Date:	March 12, 2020	Date:	2020 February 13

Principal Investigator:
(Read and Acknowledged)

By:	Saveri Bhattacharya, DO
(Signature)

By:	Saveri Bhattacharya, DO
(Print or Type Name)

Title:	Principal Investigator

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EXHIBIT A

Protocol and Budget

THIS PAGE SHOULD INCLUDE A COPY OF THE PROTOCOL AND THE BUDGET, INCLUDING PAYMENT SCHEDULE.

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